FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



| |     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of
                                                                                                 Reporting Person(s) to Issuer
Poyiadjis    Roys                                       AREMISSOFT CORPORATION                   (Check all applicable)
                                                               ("AREM")                         X   Director          --- 10% Owner
                                                                                                X   Officer           --- Other
                                                                                                 (give title below)  (specify below)
                                                                                                Co-Chief Executive Officer
-----------------------------------------   -------------------- --------------------        --------------------------------------
(Last)       (First)          (Middle)      3. I.R.S.             4. Statement for
                                            Identification          (Month/Year)
 c/o AremisSoft Corporation                 Number of Reporting      05/2001
 Haddon Avenue                              Person, if an
                                            Entity                -------------------
                                            (Voluntary)
---------------------------------------
(Street)                                        --                                          7.  Individual or Joint/Group Filing
                                                                  5. If Amendment,                  (Check Applicable Line)
                                                                     Date of Original        X   Form filed by one Reporting Person
Westmont        NJ              08108                                (Month/Year)           ---  Form filed by More than One
                                                                          N/A                    Reporting Person
----------    ------------    --------       -----------------------------------------
(City)         (State)          (Zip)



TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED



                                                                                         5. Amount of    6.Ownership
                                                             4. Securities Acquired (A)   Securities       Form:        7.Nature of
                                           3. Transaction       or Disposed of (D)        Beneficially     Direct (D)     Indirect
                                             Code(Instr.8.)     (Instr. 3, 4 and 5)       Owned at End     or Indirect    Beneficial
1. Title of Security  2. Transaction Date  ----------------  --------------------------   of Month         (I)            Ownership
   (Instr. 3)            (Mo./Day/Yr.)       Code      V      Amount   (A)or(D)  Price    (Instr.3 & 4)    (Instr. 4)     (Instr. 4)
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------
Common Stock               5/14/01            P               80,000       A    $18.36                        I          By Olympus
                                                                                                                         Capital
                                                                                                                         Investment,
                                                                                                                         Inc.
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------
Common Stock               5/14/01            P               20,000       A    $18.11                        I          By Olympus
                                                                                                                         Capital
                                                                                                                         Investment,
                                                                                                                         Inc.
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------
Common Stock               5/24/01            P              100,000       A    $13.42     200,000            I          By Olympus
                                                                                                                         Capital
                                                                                                                         Investment,
                                                                                                                         Inc.
--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------

--------------------  -------------------  -------- -------  --------- -------- -------  --------------  -------------  ------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED(e.g., puts, calls, warrants, options, convertible securities)

                                                                                                      9.Number
                                                                             7. Title and              of       10.Owner-
                                                                              Amount of                Deriv-    ship
                                                                              Underlying               ative     Form
                                          5.Number of      6.Date             Securities       8.Price Secu-     of Deriv- 11.Nature
           2.Conver-                       Derivative       Exercisable      (Instr.3 and 4)    of     rities    ative      of
            sion or            4.Trans-    Securities       and Expiration   ----------------   Deriv- Benefi-   Security   Indirect
1.Title     Exercise 3.Trans-    action    Aquired (A) or   Date (Mo/Day/Yr)           Amount   ative  cially    :Direct    Bene-
of Deri-    Price of   action    Code      Disposed of (D) -----------------           or       Secu-  Owned     (D) or     ficial
vative      Deriv-     Date     (Instr.8) (Inst.3, 4, & 5) Date      Expi-             Number   rity   at End    Indirect   Owner-
Security    ative     (Mo/Day/  --------- ---------------- exer-     ration            of      (Instr. of Month  (I)        ship
(Instr. 3) Security      Yr)    Code  V      A        D    cisable   Date     Title    Shares    5)    (Inst.4)  (Inst.4)   (Inst.4)
---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------

---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------

---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------

---------- --------  ---------  ---- ---- -------- ------- -------- -------- -------- -------- ------- -------- --------- ----------


Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Roys Poyiadjis                                      June 11, 2001
--------------------------------------                --------------------
*Signature of Reporting Person                                Date

Roys Poyiadjis


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.